Exhibit 99.1


                    Acadia Realty Trust Reports Third Quarter
              2005 Operating Results; Raises 2005 Annual Guidance

    NEW YORK--(BUSINESS WIRE)--Oct. 26, 2005--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") today reported operating results for the quarter and nine months ended September 30, 2005. All per share amounts discussed below are on a fully diluted basis.

    Third Quarter 2005 Highlights

    Strong FFO growth continues

    -- Funds from operations ("FFO") were $0.30 per share up from $0.23 for third quarter 2004

    -- Earnings per share of $0.22 for the third quarter 2005 from continuing operations were up compared with $0.11 for third quarter 2004

    -- Increased 2005 annual guidance which is now expected to range between $1.07 to $1.09 per share

    Wholly-owned portfolio occupancy increases to 93.9%

    --  Same-store net operating income for the retail portfolio up
        5.1% for 2005

    --  Occupancy up 60 basis points over second quarter 2005

    --  JV operating portfolios combined occupancy remains strong at
        96.9%

    Balance sheet remains strong

    -- Maintained conservative dividend payout ratio for 2005 of 61% of FFO

    --  32% debt to total market capitalization

    --  3.8 to 1 fixed-charge coverage for 2005

    External Growth: Urban/Infill redevelopment pipeline expands with two additions to New York Portfolio - Infill asset to be acquired in Chicago

    -- Entered into agreement to acquire a controlling leasehold interest in the Brooklyn Terminal Market in Canarsie, Brooklyn

    --  Acquired 260 East 161st Street in The Bronx, New York

    -- Entered into agreement to acquire retail building in Chicago, Illinois

    Third Quarter Results

    FFO, a widely accepted measure of REIT performance, for the quarter ended September 30, 2005 was $9.9 million, or $0.30 per share compared to $7.2 million, or $0.23 per share, for third quarter 2004. Third quarter 2005 results included settlement income of approximately $0.3 million, or $0.01 per share, representing Acadia's share of bankruptcy proceeds received from Penn Traffic through Acadia Fund I. The third quarter 2004 results included a charge of $0.7 million, or $0.02 per share, to reserve for the potential payment related to flood damage incurred at the Mark Plaza located in Wilkes-Barre, Pennsylvania. For the nine months ended September 30, 2005, FFO was $27.3 million, or $0.82 per share, as compared to $22.4 million, or $0.73 per share, for the nine months ended September, 2004.
    Income from continuing operations was $7.3 million, or $0.22 per share, for third quarter 2005 compared to $3.1 million or $0.11 per share, for third quarter 2004. In addition to the above-mentioned settlement income, third quarter 2005 included income of $2.2 million (net of $1.5 million of income taxes), or $0.07 per share, representing the Company's share of gain, through its investment funds, from the sale of certain Mervyn's locations during the quarter. For the nine months ended September 30, 2005, income from continuing operations was $16.7 million, or $0.52 per share compared to $10.1 million or $0.34 per share for the same period in 2004.
    In comparing results for 2005 and 2004, management fee income increased $4.6 million, or approximately 150%, for the nine months ended September 30, 2005 primarily due to the launching of Fund II during mid-2004 and the acquisition of rights to fees earned under certain management contracts from Klaff Retail Management Services during 2004 and 2005. As anticipated, this increase was partially offset by a $2.7 million increase in general and administrative expenses which were a direct result of expanding the Company's infrastructure to support this increased level of activity. Interest income also increased by $1.5 million for the same periods primarily due to Acadia's preferred equity investment in Levitz.

    Portfolio Activity - Wholly-Owned Portfolio Increases to_93.9% and Same-Store NOI increases 6.6% for the Quarter and 5.1% Year-to-Date.

    On a year-over-year basis, Acadia increased its portfolio occupancy by 480 basis points. September 30, 2005 occupancy was 93.9% compared to 89.1% for September 30, 2004. On a same store basis, 2005 occupancy of 93.8% increased 170 basis points over 2004 occupancy of 92.1%. On a sequential basis, September 30, 2005 occupancy increased 60 basis points over that of June 30, 2005.
    Combined occupancy within the operating joint venture portfolios remained high at 96.9% for third quarter 2005, which was consistent with second quarter 2005 and up 140 basis points compared with third quarter 2004 occupancy of 95.5%.
    Primarily as a result of increased rents and occupancy gains in the core portfolio from leasing activities, same store net operating income for the retail portfolio increased 6.6% and 5.1% for the quarter and nine months ended September 30, 2005, respectively, over the same periods in 2004.

    Balance Sheet - Low Interest Rate Exposure

    As of September 30, 2005, 81% of the Company's total mortgage debt, inclusive of long-term interest rate swaps and the Company's pro-rata share of joint venture debt is now fixed-rate. As a result, the Company continues to maintain its blended cost of debt at 5.7% despite a more than 2% increase in LIBOR from a year ago. Following the third quarter 2005, Acadia increased its fixed-rate weighting to 86% resulting from financing activities concluded during October.
    For 2005, the strength and flexibility of Acadia's balance sheet is evidenced by solid financial ratios. All financial ratios include the Company's pro-rata share of unconsolidated joint venture debt and interest expense:

    -- Debt to total market capitalization at September 30, 2005 was 32%, compared with 37% for third quarter 2004

    -- Fixed-charge ratio for 2005 was 3.8 times (EBITDA / interest expense plus preferred distributions)

    --  Dividend payout ratio for 2005 was 61% of FFO and 64% of AFFO

    Continued Expansion of External Growth Initiatives

    NY Urban/Infill Program - Two additional acquisitions completed--Sixth acquisition slated for Brooklyn

    Canarsie, Brooklyn - During September, Acadia, through Fund II and in conjunction with its partners P/A Associates, entered into a conditional agreement subject to various approvals, to acquire a controlling leasehold interest in the Brooklyn Terminal Food Market on Avenue D in Canarsie, Brooklyn. It is contemplated that a significant portion of the 15 acre/ 530,000 square foot property will be redeveloped into a retail center. With 500,000 people in a two mile radius, the property is a prime location for retail redevelopment.
    161st Street, The Bronx - As previously announced, during August, Acadia, through Fund II, and in partnership with P/A Associates, purchased 260 East 161st Street, The Bronx, New York. The Property, a 223,000 square foot office building is located directly opposite the newly constructed 750,000 square foot Bronx Courthouse complex and three blocks east of Yankee Stadium. The property was acquired for $49 million. Acadia anticipates investing an additional $10 to $20 million into the redevelopment of the project with expected yields consistent with its other current redevelopment projects.
    Amboy Road, Staten Island - As previously announced, during July, the Company purchased a 60,000 square foot shopping center located on Amboy Road in Staten Island, New York for $16.8 million in cash and Operating Partnership Units in Acadia.
    Over the past year, Acadia has previously completed three other New York acquisitions - Fordham Road (The Bronx), Pelham Manor (Westchester) and Broadway at Sherman Avenue (Manhattan). Redevelopment of these six projects are anticipated to be completed in the next 12 to 36 months with a total projected combined cost (including acquisition cost) of $200 to $275 million depending on the ultimate scope of the redevelopments and an unleveraged redevelopment return in excess of 10% on total cost upon stabilization.

    Urban/Infill Property to Be Acquired in Chicago

    During September, the Company entered into an agreement to acquire a 20,000 square foot retail building in the Lincoln Park district in Chicago. Located on the corner of Clark Street and Diversey Parkway, the property will be acquired for $9.75 million. It is anticipated that the acquisition will close in the first quarter of 2006 with an unleveraged yield of approximately 7.5%.
    Tenants include Starbucks, Nine West, Vitamin Shoppe, The Body Shop, Papyrus and Cold Stone Creamery. Along with its strong location, the property has significant long-term growth potential. The property was acquired from an affiliate of the Klaff Organization, Acadia's joint-venture partner in the Company's Retailer Controlled Property Venture. The closing of this acquisition, as well as the Canarsie property, are contingent upon customary closing conditions.

    Management Comments

    Commenting on today's announcement, Kenneth F. Bernstein, Acadia's President and Chief Executive Officer said, "All components of our business plan continued to produce strong results in the third quarter. Strong leasing drove our NOI growth within the portfolio. Our financial ratios remain solid and well-hedged against potential rate increases. Most importantly, our Urban/Infill program and other acquisition activities continue to provide attractive long-term growth opportunities over the next several years."

    Change in Auditors

    Subsequent to September 30, 2005, Acadia's Audit Committee engaged BDO Seidman, LLP as the Company's independent registered public accounting firm. The decision was based primarily on the Audit Committee's efforts to reduce Acadia's costs for accounting services. The Company has not had any disagreements with its former audit firm, Ernst and Young, LLP, during the interim period from January 1, 2005 through the date of disengagement, nor any disagreements related to any prior years' audits.

    Outlook - Earnings Guidance for 2005

    The Company has increased its earnings guidance for 2005. Acadia anticipates 2005 FFO will range from $1.07 to $1.09 per share. This compares with the guidance provided during the second quarter of $1.04 to $1.07. This guidance includes a non-cash impairment charge of $0.02 incurred during the second quarter 2005. Excluding this charge, the current FFO guidance is $1.09 to $1.11. This compares with the original 2005 earnings guidance provided at the beginning of 2005 of $1.01 to 1.09 per share. Earnings per share from continuing operations for annual 2005 is expected to range from $0.58 to $0.60.

    Investor Conference Call

    Management will conduct a conference call October 27, 2005 at 11:00 a.m. ET to review the Company's earnings and operating results.
    The live conference call can be accessed by dialing 888-482-0024 (internationally 617-801-9702). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 55970042. The phone replay will be available through November 3, 2005.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    See the notes to the attached financial tables for a further discussion of the Company's use of FFO.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com



                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
  For the Quarters and Nine Months ended September 30, 2005 and 2004
             (amounts in thousands, except per share data)

                         STATEMENTS OF INCOME

                                     For the           For the nine
                                  quarters ended       months ended
           Revenues               September 30,       September 30,
                                  2005      2004      2005      2004
                               ---------------------------------------
Minimums rents                 $ 13,311  $ 12,633  $ 39,231  $ 37,806
Percentage rents                    144       147       440       567
Expense reimbursements            3,113     3,256    10,139     9,686
Other property income               234       171       697       494
Management fee income             2,898     1,548     7,733     3,100
Interest income                   1,045       318     2,463       918
Other                                --        14        --       210
                               ---------------------------------------
 Total revenues                  20,745    18,087    60,703    52,781
                               ---------------------------------------
      Operating expenses
Property operating                3,285     4,104    10,151    11,118
Real estate taxes                 2,363     2,327     6,804     6,448
General and administrative        3,499     2,674    10,274     7,585
Depreciation and amortization     4,437     3,762    12,349    11,407
                               ---------------------------------------
 Total operating expenses        13,584    12,867    39,578    36,558
                               ---------------------------------------
Operating income                  7,161     5,220    21,125    16,223
Equity in earnings of
 unconsolidated partnerships      4,911       483     5,795     1,533
Interest expense                 (3,084)   (2,644)   (8,113)   (7,507)
Gain on sale                         --       423        --       931
Minority interest                   (76)     (385)     (490)   (1,046)
                               ---------------------------------------
Income from continuing
 operations before income
 taxes                            8,912     3,097    18,317    10,134
Income taxes                     (1,618)       --    (1,618)       --
                               ---------------------------------------
Income from continuing
 operations                       7,294     3,097    16,699    10,134
                               ---------------------------------------



                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
  For the Quarters and Nine Months ended September 30, 2005 and 2004
             (amounts in thousands, except per share data)

                   STATEMENTS OF INCOME (continued)


                                    For the           For the nine
                                 quarters ended       months ended
                                  September 30,      September 30,
                                 2005      2004      2005      2004
                               ---------------------------------------
Discontinued operations:
Operating (loss) income from
 discontinued operations       $    (20) $   (206) $    124  $   (642)
Impairment of real estate            --        --      (770)       --
Loss on sale of real estate         (50)               (50)
Minority interest                     1         4        12        17
                               ---------------------------------------
Loss from discontinued
 operations                         (69)     (202)     (684)     (625)
                               ---------------------------------------
Net income                     $  7,225  $  2,895  $ 16,015  $  9,509
                               =======================================

  Net income per Common Share -
   Basic

Net income per Common Share -
 Continuing operations         $    .23  $    .11  $    .52  $    .35
Net loss per Common Share -
 Discontinued operations             --      (.01)     (.02)     (.02)
                               =======================================
Net income per Common Share    $    .23  $    .10  $    .50  $    .33
                               =======================================
Weighted average Common Shares   32,009    29,459    31,925    28,896
                               =======================================

  Net income per Common Share -
   Diluted (1)

Net income per Common Share -
 Continuing operations         $    .22  $    .11  $    .52  $    .34
Net income (loss) per Common
 Share - Discontinued
 operations                          --      (.01)     (.02)     (.02)
                               =======================================
Net income per Common Share    $    .22  $    .10  $    .50  $    .32
                               =======================================
Weighted average Common Shares   32,706    29,954    32,187    29,506
                               =======================================




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
  For the Quarters and Nine Months ended September 30, 2005 and 2004
             (amounts in thousands, except per share data)

       RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)

                                        For the        For the nine
                                    quarters ended     months ended
                                     September 30,    September 30,
                                    2005     2004     2005     2004
                                   -----------------------------------

Net income                         $ 7,225  $ 2,895  $16,015  $ 9,509
Depreciation of real estate and
 amortization of leasing costs:
 Wholly owned and consolidated
  partnerships                       3,497    3,588   10,514   10,672
 Unconsolidated  partnerships        1,115      586    2,343    1,707
Income attributable to minority
 interest in Operating Partnership     149       57      336      244
Gain on sale of properties, net of
 taxes                              (2,113)      --   (2,113)      --
                                   -----------------------------------
Funds from operations - Basic        9,873    7,126   27,095   22,132
Distributions - Preferred OP Units      74       88      254      248
                                   -----------------------------------
Funds from operations - Diluted    $ 9,947  $ 7,214  $27,349  $22,380
                                   ===================================

  Funds from operations per
   share - Basic

Weighted average Common Shares and
 OP Units (3)                       32,658   29,885   32,527   29,563
                                   ===================================
Funds from operations per share    $   .30  $   .24  $   .83  $   .75
                                   ===================================
  Funds from operations per
   share - Diluted

Weighted average Common Shares and
 OP Units (1,3)                     33,355   30,902   33,281   30,665
                                   ===================================
Funds from operations per share    $   .30  $   .23  $   .82  $   .73
                                   ===================================




                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
            As of September 30, 2005 and December 31, 2004
             (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION

                                           September 30, December 31,
                                               2005          2004
                                           ------------- -------------

Cash and cash equivalents                  $      8,157  $     13,499
Rental property, at cost                        434,859       415,276
Total assets                                    466,328       396,343
Mortgage notes payable                          206,798       153,361
Total liabilities                               234,736       171,868
 Fixed rate debt: (4)                           170,330       146,407
  % of outstanding debt                              82%           95%
  Weighted average interest rate                    5.8%          6.1%
 Variable rate debt (4)                    $     36,468  $      6,954
  % of outstanding debt                              18%            5%
  Weighted average interest rate                    5.4%          3.8%
Total weighted average interest rate                5.8%          6.0%


Notes:

(1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares.

(2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(3) In addition to the weighted average Common Shares outstanding, diluted FFO also assumes full conversion of a weighted average 649 and 426 OP Units into Common Shares for the quarters ended September 30, 2005 and 2004, respectively and 602 and 667 OP Units into Common Shares for the nine months ended September 30, 2005 and 2004, respectively. For the quarter ended September 30, 2005, diluted net income per Common Share already includes the assumed conversion of Preferred OP Units. Diluted FFO also includes the assumed conversion of Preferred OP Units into 523 Common Shares for the quarter ended September 30, 2004, and 492 Common Shares for each of the nine months ended September 30, 2005 and 2004.

(4) Fixed-rate debt includes $92,854 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.



    CONTACT: Acadia Realty Trust
             Investor Relations:
             Jon Grisham, 914-288-8142